EX-99.h.1.i

AMENDMENT NO. 2 TO
SCHEDULE A

DELAWARE GROUP FOUNDATION FUNDS®

SHAREHOLDER SERVICES AGREEMENT

APPLICABLE SERIES

AMENDED AS OF OCTOBER 20, 2009

Delaware Foundation® Moderate Allocation Fund	Effective as of May 1, 2002
Delaware Foundation® Growth Allocation Fund	Effective as of May 1, 2002
Delaware Foundation® Conservative Allocation Fund	Effective as of May 1, 2002
Delaware Foundation® Equity Fund	Effective as of August 14, 2009

AGREED AND ACCEPTED:

DELAWARE SERVICE COMPANY, INC.		DELAWARE GROUP FOUNDATION
FUNDS
for its series set forth in this Schedule A

By:	/s/ Douglas L. Anderson	By:	/s/ Patrick P. Coyne
Name:	Douglas L. Anderson	Name:	Patrick P. Coyne
Title:	Senior Vice President	Title:	Chairman/President/Chief Executive
Officer